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WISDOMTREE TRUST

245 Park Avenue, 35th Floor

New York, New York 10167

November 6, 2017

To the Shareholders of the Emerging Markets Corporate Bond Fund:

At a meeting of the Board of Trustees of WisdomTree Trust, the Board of Trustees approved a new sub-advisory agreement, which went into effect August 23, 2017, with respect to the Emerging Markets Corporate Bond Fund (the “Fund”), between WisdomTree Asset Management, Inc. and Voya Investment Management Co. LLC (“Voya”), pursuant to which Voya provides sub-advisory services to the Fund. Voya replaced Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd. in Singapore (collectively, “Western Asset”) as the sub-adviser to the Fund. There will be no increase in fees to the Fund and its shareholders as a result of this approval.

WisdomTree Asset Management, Inc. continues to serve as investment adviser to the Fund.

The next few pages of this package feature more information about Voya. Please take a few moments to read them. Call us at 1-866-909-9473 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in WisdomTree Trust.

Sincerely,

Jonathan Steinberg

President

WISDOMTREE TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF THE

EMERGING MARKETS CORPORATE BOND FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT

November 6, 2017

The Information Statement is available at www.wisdomtree.com/etfs/fixed-income/emcb

This document is an Information Statement and is being furnished to shareholders of the Emerging Markets Corporate Bond Fund (the “Fund”), a series of WisdomTree Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued by the U.S. Securities and Exchange Commission (the “SEC”). WisdomTree Asset Management, Inc. (the “Adviser”) serves as the investment adviser for the Fund. The exemptive order permits the Adviser and the Board of Trustees of the Trust (the “Board”) to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually or as otherwise required under applicable law. In addition, under the exemptive order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about November 6, 2017, to the shareholders of the Fund as of October 31, 2017. The Adviser will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

Appointment of Voya Investment Management Co. LLC as Sub-Adviser to the Fund

At a meeting of the Board held on June 13-14, 2017 (the “Meeting”), the trustees of the Trust (each, a “Trustee”), including the Trustees who are not “interested persons” of the Trust (“Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Voya Investment Management Co. LLC (“Voya”) to serve as sub-adviser to the Fund. Voya replaced Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd. in Singapore (collectively, “Western Asset”) as the sub-adviser to the Fund.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Voya. In addition, since the beginning of the Trust’s last fiscal year, no Trustee, to the best of the Trust’s knowledge,had, directly or indirectly, any interest in Voya, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Voya, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At the Meeting, the Board, including the Independent Trustees, considered the approval of the amended and restated investment sub-advisory agreement (the “Agreement”) between the Adviser and Voya pursuant to which Voya will coordinate the investment and reinvestment of the Fund’s assets. The Agreement replaced the prior amended and restated investment sub-advisory agreement between the Adviser and Western Asset, dated December 5, 2012, with respect to the Fund (the “Western Agreement”), which was terminated as of the close of business on August 22, 2017. The Board determined that the change in sub-adviser was in the best interests of Fund shareholders due to, among other matters, the factors set forth below.

In considering whether to approve the Agreement, the Board considered and discussed information and analysis provided by the Adviser and Broadridge Financial Solutions, Inc., an independent provider of investment company data. The Board was assisted in its review by independent legal counsel and met with counsel in executive session separate from Adviser representatives and Voya. In considering the approval of the Agreement, the Board considered all factors that it deemed to be relevant, including those discussed below. The Board did not identify any particular factor as dispositive, and each Trustee may have attributed different weights to the various factors.

Nature, Extent and Quality of Services to be Provided. The Board considered information provided to them at the Meeting and in previous presentations throughout the year from Adviser representatives regarding the nature, extent and quality of the services to be provided by Voya to other WisdomTree funds, recognizing Voya’s operational capabilities and resources. The Board also considered the Adviser’s favorable assessment of the nature and quality of the investment sub-advisory services expected to be provided to the Fund by Voya and the Adviser’s recommendation to engage Voya.

Investment Performance of Voya. Because Voya was a newly-appointed investment sub-adviser for the Fund, the Board could not consider Voya’s investment performance in managing the Fund’s portfolio as a factor in evaluating the Agreement during the Meeting, but the Board did consider Voya’s performance sub-advising other WisdomTree funds, including certain WisdomTree fixed income funds. The Board discussed the portfolio management personnel and the investment strategies to be employed in management of the Fund’s assets.

Costs of Services to be Provided, Profitability and Economies of Scale. The Board considered the proposed fees to be paid to Voya by the Adviser under the Agreement in relation to the fees to be paid to the Adviser by the Fund under the Agreement. The Board compared the advisory and sub-advisory fees in light of the respective services to be provided to the Fund by the Adviser and Voya, respectively. The Board noted, however, that Voya’s fees would be paid by the Adviser (out of its fee paid by the Fund), and not the Fund, and thus would not impact the fees paid by the Fund. Based on this review, the Board concluded that the proposed fees payable to Voya by the Adviser supported the Board’s approval of the Agreement. The Board also recognized that, because Voya’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability and economies of scale was more appropriate in the context of the Board’s consideration of the investment advisory agreement between the Trust and the Adviser. Accordingly, the Board did not consider Voya’s profitability to be relevant to its deliberations with respect to the Agreement’s approval. The Board did, however, consider potential benefits to Voya from acting as investment sub-adviser to the Fund.

Conclusion. After consideration of the factors discussed above, and in reliance on its knowledge of other WisdomTree funds sub-advised by Voya, gained through meetings and other interactions with the Adviser and Voya, the Board, including a majority of the Independent Trustees, determined that the approval of the Agreement was in the best interests of the Fund and approved the Agreement for the Fund.

Information Concerning the Adviser

The Adviser, located at 245 Park Avenue, 35th Floor, New York, New York 10167, serves as investment adviser to the Fund. The Adviser is a wholly-owned subsidiary of WisdomTree Investments, Inc. The Adviser has served as the investment adviser for the Fund since its inception. The Adviser oversees Voya to ensure its compliance with the investment policies and guidelines of the Fund and monitors Voya’s adherence to its investment style. The Adviser provides daily monitoring of Voya’s buying and selling of Fund securities and regularly reviews Voya’s performance. For the fiscal year ended August 31, 2017, the Fund paid the Adviser $90,890 or 0.60% of the Fund’s average annual net assets, for investment management services provided to the Fund. The terms of the Fund’s investment advisory agreement with the Adviser are unaffected by the approval of the Agreement. Thus, if the Agreement had been in place during the fiscal year ended August 31, 2017, the Fund would have paid the Adviser the exact same amount in fees.

Description of Voya

Voya is a wholly-owned indirect subsidiary of Voya Financial, Inc. (formerly, ING U.S., Inc.), a publicly traded financial holding company. Voya, a registered investment adviser, is a leading innovator in the investment industry and manages global quantitative-based investment strategies for institutional and private investors. Its principal office is located at 230 Park Avenue, New York, New York 10169. Voya is responsible for the day-to-day management of the Fund. Voya chooses the Fund’s portfolio investments and places orders to buy and sell the Fund’s portfolio investments.

Portfolio Management Team

The Fund is managed by Voya’s Emerging Markets Debt Team. The individual members of the portfolio management team who are jointly and primarily responsible for the day-to-day management of the Fund’s portfolio are described below.

Jean-Dominique Butikofer, CFA, Head of Emerging Markets, joined Voya in 2014. Prior to that Mr. Butikofer was head of emerging markets at Union Bancaire Privée in Zürich, responsible for the EM macro and country analysis, sovereign risk and local fixed income markets including EM currencies.

Anthony A. Routh, Portfolio Manager, Emerging Markets Debt, joined Voya in 2006 and is responsible for managing EM Hard Currency assets. Prior to that, Mr. Routh was a portfolio manager for the structured finance team, covering non-agency mortgages and asset-backed securities.

Terms of the Sub-Advisory Agreement

The mandate for Voya to become sub-adviser to the Fund was added by way of Amendment effective August 23, 2017 to the existing Sub-Advisory Agreement between the Adviser and Voya dated April 4, 2016, as amended May 10, 2017. The Agreement, as amended with respect to the Fund, will continue in effect for two years from its effective date, unless sooner terminated. The Agreement, as amended with respect to the Fund, will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

The Agreement may be terminated, without payment of any penalty, (i) by a vote of a majority of the Board or by a vote of a majority of outstanding voting securities of the Fund, as defined by the 1940 Act, on not more than 60 days’ prior written notice to Voya; (ii) by the Adviser or Voya for cause on at least 60 days’ written notice to the other party; and (iii) by the Adviser or Voya on at least 120 days’ written notice to the other party prior to any annual renewal term.

The Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the 1940 Act) or in the event that the investment advisory agreement between the Adviser and the Trust, with respect to the Fund, is assigned or terminated for any other reason.

Voya is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays Voya out of its own fees received from the Fund, there is no “duplication” of advisory fees paid. The Adviser receives an annual fee of 0.60% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Voya as sub-adviser to the Fund.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the existing Sub-Advisory Agreement between the Adviser and Voya dated April 4, 2016, as amended May 10, 2017, is on file with the SEC and available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov). The amendment to the Agreement, with respect to the Fund, will also be filed with the SEC and be available, as described above, on or before the next filing of the Fund’s registration statement.

Additional Disclosure Regarding Voya

The names and principal occupations of the principal executive officer and the directors of Voya are listed below:

Name	Principal Occupation
Gerald Thomas Lins	Managing Director and General Counsel

Mark Donald Weber	Senior Managing Director

Shaun Patrick Mathews	Senior Managing Director

Christopher Francis Corapi	Chief Investment Officer of Equities and Senior Managing Director

Christine Lynn Hurtsellers	Chief Executive Officer

Michael Bruce Pytosh	Co-Head of U.S. Equity Platform and Senior Managing Director

Paul Zemsky	Senior Managing Director

Deborah Ann Hammalian	Senior Vice President and Chief Compliance Officer

Amir Sahibzada	Chief Risk Officer and Managing Director

Michael Allyn Bell	Chief Financial Officer and Managing Director

Matthew Toms	Chief Investment Officer of Fixed Income & Proprietary Investments and Senior Managing Director

Each of the principal executive officers and directors of Voya is located at the applicable office addresses noted above under “Description of Voya.”

General Information

The principal executive offices of the Trust and the Adviser are located at 245 Park Avenue, 35th Floor, New York, New York 10167. The Trust’s administrator, custodian, transfer agent and securities lending agent is State Street Bank and Trust Company, which is located at One Lincoln Street, Boston, Massachusetts 02110. The Fund’s distributor is Foreside Fund Services, LLC, which is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, 1111 Pennsylvania Avenue, NW, Washington, DC 20004.

Shareholders Sharing the Same Address. As permitted by law, only one copy of this Information Statement may be delivered to shareholders of the Fund who reside at the same address, unless such shareholders have notified the Trust of their desire to receive multiple copies of the shareholder reports, proxy statements and information statements that the Trust sends. If you would like to receive an additional copy, please contact the Trust by writing to WisdomTree Trust, 245 Park Avenue, 35th Floor, New York, New York 10167, or by calling 1-866-909-9473. The Trust will then promptly deliver, upon request, a separate copy of this Information Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders wishing to receive separate copies of the Trust’s shareholder reports, proxy statements and information statements in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also send a request as indicated above.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to WisdomTree Trust, 245 Park Avenue, 35th Floor, New York, New York 10167, or by calling 1-866-909-9473, or by accessing our website at www.wisdomtree.com.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%

of the Emerging Markets Corporate Bond Fund

Name of Shareholder and Address	Percentage of Total Outstanding Shares of Class as of September 30, 2017
The Bank of New York Mellon One Wall Street, 5th Floor New York, NY 10286	14.13%

J.P. Morgan Securities LLC/JPMC 383 Madison Avenue New York, NY 10179	13.15%

Wells Fargo Clearing Services, LLC One North Jefferson Avenue St. Louis, MO 63103	12.90%

UBS Financial Services Inc. 1200 Harbor Boulevard Weehawken, NJ 07086	7.53%

Charles Schwab & Co., Inc. 101 Montgomery Street San Francisco, CA 94104	7.26%

TD Ameritrade Clearing, Inc. 4211 South 102nd Street Omaha, NE 68127	7.19%

Merrill Lynch Professional Clearing Corp. 101 Hudson Street Jersey City, NJ 07302	5.65%

National Financial Services Corporation 200 Liberty Street New York, NY 10281	5.46%

To the best of the Trust’s knowledge, the Trustees and officers of the Trust own of record, in aggregate, less than 1% of the outstanding shares of the Emerging Markets Corporate Bond Fund.